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Interpool, Inc.

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INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 21, 2006

Princeton, New Jersey
May 22, 2006

Fellow Stockholders:

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the “Company”) will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Wednesday, June 21, 2006, at 10:00 a.m., Eastern Time. Please note that the Union League Club requires proper business attire. The meeting will be convened for the following purposes:

(1)	to elect three (3) directors to serve as Class I directors for a term of three (3) years and until their successors shall have been elected and shall have qualified;

(2)	to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2006 fiscal year; and

(3)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

           All holders of common stock of record at the close of business on May 15, 2006 will be entitled to notice and to vote at the Annual Meeting.

           Regardless of whether you vote using a traditional proxy card, through the Internet or by telephone, you may change your vote at any time before it is voted at the meeting.

By Order of the Board of Directors

Martin Tuchman
Chairman and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

PROXY STATEMENT

           This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the “Company”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2006 at 10:00 a.m., Eastern Time, and at any adjournments thereof.

           This Proxy Statement, Notice of Meeting and Form of Proxy for 2006 are being mailed on or about May 22, 2006 to each stockholder at such holder's address of record on May 15, 2006.

GENERAL

           Only stockholders of record at the close of business on May 15, 2006 are entitled to notice and to vote the shares of our common stock (the “common stock”) held by them on that date at the Annual Meeting or any adjournments thereof.

           If the accompanying proxy card is voted by casting your vote via regular mail, through the Internet or by telephone in accordance with the instructions on the Proxy Card, and the vote is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for approval of each of the proposals contained herein, and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with our Secretary. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

           The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on May 15, 2006 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of May 15, 2006, there were 28,498,052 shares of common stock outstanding.

           The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Our officers and regular employees may, but without additional compensation, solicit proxies by further mailing, personal conversations, telephone or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ITEM 1.	ELECTION OF DIRECTORS

Directors and Executive Officers

Our current directors and executive officers are as follows:

NAME
Martin Tuchman

Arthur L. Burns (a)
Peter D. Halstead (a)(b)(c)
Clifton H.W. Maloney (a)(b)(d)(f)
Michael S. Mathews (d)(e)
Warren L. Serenbetz, Jr. (d)(g)
William J. Shea (g)
Joseph J. Whalen (a)(b)(d)(f)
James F. Walsh
Richard W. Gross

Herbert Mertz

Brian Tracey
Christopher N. Fermanis

William Geoghan
Allen M. Olinger
Hiromitsu Ogawa	AGE 65 61 64 68 65 54 51 74 56 61 52 57 57 55 52 65	POSITION
Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer
General Counsel, Executive Vice President and Director
Director
Director
Director
Director
Director
Director
Executive Vice President and Chief Financial Officer
Executive Vice President and Chief Operating Officer of Interpool Containers Limited
Executive Vice President and Chief Operating Officer of Trac Lease
Senior Vice President (Chief Accounting Officer)
Senior Vice President-Law, General Counsel Interpool Containers Limited and Trac Lease
Senior Vice President
Senior Vice President-Finance
Chairman, President and Chief Executive Officer of Container Applications International, Inc.

_________________

(a) (b) (c) (d) (e) (f) (g)	member of the Corporate Governance Committee in 2004
member of the Audit Committee in 2004, 2005 and 2006
member of the Compensation Committee in 2004, 2005 and 2006
member of the Corporate Governance Committee in 2005 and 2006
member of the Audit Committee in 2005 and 2006
member of the Compensation Committee in 2004
member of the Compensation Committee in 2005 and 2006

           Our Board of Directors is divided into three classes, as equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. Our Board of Directors proposes that the nominees described below be elected as Class I directors for a term of three years, and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

           Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all Class I nominees are expected to serve until the 2009 Annual Meeting and until their successors are duly elected and qualified.

CLASS I – CANDIDATES FOR ELECTION
Term Expires at the 2006 Annual Meeting

           Warren L. Serenbetz, Jr. has served as a member of our Board of Directors since December 2004. He is currently President and Chief Executive Officer of Radcliff Group, Inc., an investment management company. From 1992 through 2003, Mr. Serenbetz was Vice-President of Marketing at Pechiney Plastic Packaging, Inc., a multinational consumer packaging business with facilities in North America, Europe, Latin America and Asia. From 1986 to 1992, he was Managing Director – Marketing, of American Can Company. Mr. Serenbetz holds a bachelor of science degree in engineering from Lehigh University and an MBA–Finance from the Wharton School at the University of Pennsylvania.

           Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen’s New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and holds a bachelor’s degree from St. Peter’s College. The Board of Directors has determined that Mr. Whalen, a member of our Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission.

           Robert L. Workman. The Corporate Governance Committee which also serves as the nominating function has nominated Robert L. Workman to serve as a Class I Director standing for election at our 2006 Annual Meeting of Stockholders. Mr. Workman is currently a senior partner at Workman & Skertic, CPA’s, a full service accounting firm he founded in 1992. He is also a partner and co-founder of Saccomanno Valuation Group, LLC, a CPA firm specializing in business valuations, litigation support and forensic accounting. From 1990-1992 Mr. Workman worked as a CPA providing accounting, tax and consulting services to closely held businesses. From 1985 through 1990, Mr. Workman held various accounting positions with Louis H. Linowitz & Co. Mr. Workman is a member of both the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accounts. Mr. Workman is a Director of Yardville National Bank. Mr. Workman holds a bachelor of science degree from Drexel University.

DIRECTORS CONTINUING IN OFFICE

CLASS II – DIRECTORS
Term Expires at the 2007 Annual Meeting

           Clifton H. W. Maloney has served as a member of our Board of Directors since February 2000. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., Vicon Industries, Inc. and The Wall Street Fund. Mr. Maloney holds a bachelor’s degree in Engineering from Princeton University and an MBA degree from Harvard Business School.

           Michael S. Mathews has served as a member of our Board of Directors since November 2004. He is currently the managing director of Westgate Capital Co., a firm he founded in 1993. Mr. Mathews served on the Board of Petroleum Geo-Services from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of Petroleum Geo-Services and held the position of Chairman of the Compensation Committee and was a member of the Audit Committee. He is currently a director of Particle Drilling Technologies, Inc. and of Apptix. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Mr. Mathews received an A.B. from Princeton University and received a J.D. from the University of Michigan Law School.

           William J. Shea, Jr. has served as a member of our Board of Directors since November 2004. He is president and co-founder of Kelley Transportation Services, Inc., a transportation equipment manufacturing and leasing business headquartered in San Francisco. From 1987-2004, he served as president of Bay Cities Leasing LLC, an operating leasing company specializing in domestic containers, chassis and intermodal trailers. In 1994, Mr. Shea was named program manager of the EMP Program — a national pool of 30,000 domestic containers and chassis operating on Union Pacific, Norfolk Southern, CP Rail, CN and other Class 1 rail systems. To facilitate EMP Program expansion, Bay Cities Leasing formed a joint venture with Union Pacific, called Bay Pacific Financial, to provide $400 million of capital to the program. Mr. Shea served as co-chairman of Bay Pacific Financial from 1994-2004, when he and his partner completed the sale of Bay Cities Leasing to Transport International Pool, a unit of GE Capital Services. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

CLASS III – DIRECTORS
Term Expires at the 2008 Annual Meeting

           Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer of Interpool, Inc. since February 1988 and as President and Chief Operating Officer since October 2003. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. Mr. Tuchman is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government. He was formerly a member of the Board of Trustees of the New Jersey Institute of Technology and currently, a member of the NJIT Board of Overseers. He is also a member of the Board of Directors of Stevens Institute of Technology’s Web Campus. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson’s Alliance and serves on the Board of Directors of the Parkinson’s Disease Foundation of Columbia Presbyterian Hospital in New York. As Chairman of The Tuchman Foundation, he works closely with all Parkinson’s organizations whose scientists select grants seeking National Institute of Health’s (NIH) approval. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection, and Interpool was nominated for the World Smithsonian Award. Interpool’s material is now part of the Permanent Research Collection on Information Technology at The Smithsonian’s National Museum of American History. Mr. Tuchman is a member of Yardville National Bancorp’s Board of Directors and serves on its Executive Committee of the Board of Directors. In addition, Mr. Tuchman is Treasurer and serves on the Board of Trustees and the Finance Committee of TASK, the Trenton Area Soup Kitchen. Mr. Tuchman holds a bachelor’s degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master’s degree in business administration from Seton Hall University.

           Arthur L. Burns has served as a director since January 1990. He was our General Counsel and Secretary from January 1990 until 1996 and continued to serve as non-employee General Counsel until February 2003. Mr. Burns rejoined the Company as General Counsel and Executive Vice President in October 2003. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor’s degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

           Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead is a Director of Metlife Bank N.A., a wholly owned subsidiary of Metlife, and is a Senior Vice President/Managing Director of Commerce Bank, N.A. Mr. Halstead has served as a Trustee for numerous associations including McCarter Theatre and as Treasurer of the National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor’s degree from Colgate University and an MBA degree from Fairleigh Dickinson University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES.

NON-DIRECTOR EXECUTIVE OFFICERS

           James F. Walsh was appointed to serve as our Executive Vice President, Finance in December 2003 and Executive Vice President and Chief Financial Officer in February 2004. In 1998 Mr. Walsh joined C-S Aviation Services, an aircraft operating lease company, as Senior Vice President and Chief Financial Officer and also served as President from 2000 to 2003. From 1987 to 1993 Mr. Walsh served as Senior Vice President and Chief Financial Officer of Polaris Aircraft Leasing Corporation, a GE Capital company, and, following the incorporation of Polaris into GE Capital Aviation Services (GECAS) in 1993, Mr. Walsh was named Senior Vice President and Chief Financial Officer of GECAS. Prior to joining Polaris, Mr. Walsh held various financial positions during sixteen years with GE Capital and General Electric Company. Mr. Walsh holds a Bachelor of Arts degree in economics from Rutgers College and a Master’s Degree in Business Administration with a specialization in finance from the University of Bridgeport.

           Richard W. Gross served as Acting Chief Financial Officer from July 2003 to February 2004 and was appointed Executive Vice President in December 2003. Mr. Gross currently serves as Executive Vice President of the Company and Director and Chief Operating Officer of both Interpool Containers Limited and Interpool Limited and as a Director of Container Applications International, Inc. Mr. Gross rejoined us in 2002 as Senior Vice President of Finance after serving as Vice President of Finance and Chief Financial Officer of Balboa Capital Corporation from 1998 to 2001. Previously Mr. Gross had been with us for more than twenty years in various senior financial positions, having responsibility for investor and lender relations. Prior to first joining Interpool in 1972, Mr. Gross spent five years with Arthur Andersen and Co. in their New York office. Mr. Gross is a certified public accountant and received a Bachelor of Science degree in Accounting from Long Island University.

           Herbert Mertz served as our Director of Information Systems from December 1988 to September 2000. In September 2000, he was appointed Executive Vice President and Chief Operating Officer of Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor’s degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

           Brian Tracey has served as Senior Vice President of Interpool, Inc. since October 2000 and was appointed Chief Accounting Officer during 2003. Mr. Tracey joined Interpool when Interpool acquired the assets of the North America Intermodal Division of Transamerica Leasing, Inc. (Transamerica). Prior to joining Interpool, Mr. Tracey was Senior Vice President of Finance and Business Development at Transamerica where he had held numerous financial positions after joining Transamerica in 1982. From 1970 to 1982, Mr. Tracey worked in the audit practice of Arthur Andersen & Co. Mr. Tracey is a Certified Public Accountant and holds an undergraduate degree in accounting from Pace College.

           Christopher N. Fermanis has been with the Company since 1981. He holds the positions of Senior Vice President – Law of Interpool, Inc. and General Counsel of Interpool Containers Limited and Trac Lease, Inc. Mr. Fermanis served as General Counsel of the Company between February and October 2003. Prior to joining Interpool, Mr. Fermanis was an associate attorney for six years with the New York law firm of Haight, Gardner, Poor & Havens (now Holland & Knight). He holds a bachelor’s degree from Princeton University and a law degree from the University of Michigan Law School.

           William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Previously, Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor’s degree in commerce from Rider University.

           Allen M. Olinger became Senior Vice President-Finance in July 2005. During the previous two years, he provided consulting services to us in the area of finance. Prior to that, Mr. Olinger was president of Personal Computer Rental Corporation, a technology rental and services company, from 1999 to 2003. From 1987 to 2000, he was president of MicroTech Leasing Corporation, a computer leasing company which he co-founded. Each of Personal Computer Rental Corporation and MicroTech Leasing Corporation were subsidiaries of ours. Mr. Olinger previously held positions as Vice President of the Telecommunications Group of Prime Capital Corporation, Vice President of Lease Equity Sales at Finalco, Inc. and Vice President of Financing at Interpool, Inc. He began his career in leasing at Manufacturers Hanover Leasing Corporation in 1975. Mr. Olinger holds a BA degree in Economics from Claremont McKenna College, from which he graduated in 1975.

           Hiromitsu Ogawa is 50% owner and founder of our consolidated subsidiary Container Applications International, Inc. (“CAI”). Mr. Ogawa is the Chairman and Chief Executive Officer of CAI. Prior to starting CAI in 1989, he was with Itel Containers for 12 years as Vice President of Marketing for Japan/Korea. Earlier in his career, he also held the position of Executive Managing Director of Heublein Japan Co. Ltd. He was also Sales Promotion Manager with Coca-Cola Japan Co. Ltd. Mr. Ogawa graduated from Kyoto University of Foreign Studies with a B.A. in Economics and English followed by two years of post-graduate work at the University of Washington Business School.

COMMITTEES OF THE BOARD

           During 2005, the Board had standing Audit, Compensation and Corporate Governance Committees. Special committees may be appointed from time to time by the Board.

           Compensation Committee.

           The 2005 Compensation Committee members were Peter D. Halstead (Chairman), William J. Shea, Jr., and Warren L. Serenbetz, Jr., all of whom are independent directors. The Committee’s functions are to review the Company’s general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts and administer the Company’s 2004 Stock Option Plan For Key Employees and Directors and the 1993 stock option plans. The Compensation Committee met four times in fiscal 2005.

           Audit Committee.

          The 2005 Audit Committee was comprised entirely of independent directors, Peter D. Halstead, Joseph J. Whalen, Michael S. Mathews, and Clifton H.W. Maloney (Chairman). The Audit Committee’s function is to monitor the integrity of the Company’s financial statements and its financial reporting and disclosure practices. The Audit Committee also reviews management’s maintenance of systems of internal control (including compliance with Section 404 of the Sarbanes-Oxley Act of 2002) and the application of U.S. generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of our independent registered public accounting firm and recommends the independent registered public accounting firm for appointment by the Board of Directors. The Audit Committee met seventeen times in 2005. The formal audit committee charter can be viewed at our website at www.interpool.com.

           Corporate Governance Committee.

          In December 2003, our Board of Directors created a Corporate Governance Committee. The Corporate Governance Committee is responsible for the selection, qualification and compensation of Board members and candidates. This committee also acts as a nominating committee for Board membership and oversees corporate governance matters. The members of the Corporate Governance Committee for 2005 were Messrs. Clifton H.W. Maloney, Joseph J. Whalen, Michael S. Mathews (Chairman) and Warren L. Serenbetz, Jr., all of whom are independent directors. The Corporate Governance Committee met three times in 2005. The Corporate Governance Committee operates pursuant to a charter which can be viewed at our website at www.interpool.com.

          The Corporate Governance Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The Board has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. It does, however, require that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the Board meet the definition of “independent director” within the meaning of applicable stock exchange listing standards. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Board’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of Interpool’s stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Board also considers the director’s past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board.

           Code of Ethics. On December 30, 2003 we adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the code is to promote the highest standards of integrity among Interpool officers and employees in their dealings with and on behalf of Interpool, including dealings with our stockholders, investors and with others from whom we obtain financing. The Code of Ethics may be viewed at our website at www.interpool.com.

           Compliance and Ethics Hotline. We have established procedures to receive, retain and address employee complaints received by the Company. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

          Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Board Independence

          The Board of Directors of the Company has determined that a majority of the members of the Company’s Board of Directors as a whole, and each member of the Audit Committee, the Compensation Committee and the Corporate Governance Committee for 2005 and 2006, has no material relationship with the Company and therefore qualify as “independent” within the meaning of the New York Stock Exchange’s director independence standards. Messrs. Halstead, Maloney, Mathews, Serenbetz, Shea and Whalen are considered to be independent directors. Messrs. Tuchman and Burns, who are executive officers of the Company, are not considered to be independent.

Executive Sessions

          The non-management directors of the Company meet in executive session of the Board without management at many regular board meetings and at each regular meeting of the Audit Committee, Compensation Committee and Corporate Governance Committee, and as otherwise scheduled from time to time. In view of the relatively small size of the Board of Directors, the Board has not appointed a lead director to preside at executive sessions of the Board. However, the Chairmen of each of the Audit Committee, the Compensation Committee, and the Corporate Governance Committees preside at the executive sessions of their respective committees. Interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to any of these directors in care of the General Counsel of the Company at the corporate headquarters at 211 College Road East, Princeton, New Jersey 08540.

Communications with the Board

           Stockholders may communicate with the Board in writing by submitting a letter addressed to the “Board of Directors” or to any of the directors by name in care of the General Counsel of the Company at the corporate headquarters at 211 College Road East, Princeton, New Jersey 08540. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole.

EXECUTIVE COMPENSATION

          The following table sets forth information for the calendar years ended December 31, 2005, 2004 and 2003 concerning the annual compensation earned by our chief executive officer and our four other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------
                                                      Annual Compensation                 Long-Term Compensation
                                          ------------------------------------------------------------------------

                                                                                          Awards
                                                                                        ----------
                                                                            Long-       Securities
                                                                 Other      Term        Under-       All
                                                                 Annual     Compen-     lying        Other
Name and Principal                                               Compen-    sation      Options/     Compen-
Position                          Year   Salary       Bonus      sation(1)  # of Stock  SARS         sation
                                         ($)          ($)        ($)        Options     (#)(2)        ($)
------------------------------------------------------------------------------------------------------------------

Martin Tuchman                   2005    989,966    1,810,550    86,454(3)   0          0            ---
  Chairman of the Board of       2004    942,826    2,617,492   155,239(3)   0          0            ---
  Directors, Chief  Executive    2003    897,929      751,041    17,297      0          0            ---
  Officer, President and
  Chief Operating
  Officer

Arthur L. Burns                  2005    393,750    300,000     80,978(4)  150,000      0         708,000
  Executive Vice President       2004    375,000    225,000     93,006(4)    0        150,000        ---
  and General Counsel            2003     88,459(5)  50,000     51,327(4)    0          0            ---

James F. Walsh                   2005    315,000    300,000     69,906(7)   50,000      0        118,000
  Executive Vice President       2004    275,000    265,551(6)  81,341(7)    0         25,000        ---
  and Chief Financial Officer    2003     33,712(8)  25,000        ---(9)    0          0            ---

Richard W. Gross                 2005    315,000    175,000     19,608     100,000      0         472,000
  Executive Vice President       2004    300,000    260,551(6)     ---(9)    0        100,000        ---
  and Chief Operating Officer,
  Interpool Limited              2003    163,756    136,244          0       0          0            ---

Hiro Ogawa                       2005    495,924    505,648        ---(9))   0          0            ---
  Chief Executive Officer,       2004    474,625    486,200        ---(9))   0          0            ---
  Container Applications         2003    492,525        ---        ---(9))   0          0            ---
  International, Inc.
(1)	Amounts listed include payments made to or on behalf of the Executive as provided for in the Executive's employment agreement.

(2)	Options granted in connection with the cancellation of the Stock Appreciation Rights (“SARS”) previously granted in 2004 pursuant to which the recipient was to have received an amount equal to the amount of any appreciation in the Company's common stock value above the grant price of $14.05 per share. These SARS were cancelled in November 2005 and common stock options were granted in lieu thereof.

(3)	In 2005 and 2004, Mr. Tuchman received payment in the amount of $76,145 and $108,778 respectively for vacation that had accrued but had not been taken.

(4)	Mr. Burns' living expenses and taxes associated with such living expenses were paid on his behalf by the Company. See Employment Agreements.

(5)	Mr. Burns rejoined the Company in October 2003. Amount shown includes payments made for the period including 10/08/03 through 12/31/03. See Employment Agreements.

(6)	Amount includes a stock bonus of 25 shares of the Company which had a fair market value on the day it was awarded of $551.

(7)	Mr. Walsh's living expenses and taxes associated with such living expenses were paid on his behalf by the Company. See Employment Agreements.

(8)	Mr. Walsh joined the Company in November 2003. Amount shown includes payments made for the period including November 17, 2003 through December 31, 2004. See Employment Agreements.

(9)	Amount is less than the lesser of $50,000 or 10% of total annual salary and bonus.

(10)	Amounts paid in connection with the cancellation of Stock Appreciation Rights.

Board Compensation and Attendance

          Each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $25,000 for serving on the Board plus $2,000 and reimbursement of expenses for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended. The chairman of each committee also receives an additional $500 for each attended committee meeting. Additional compensation may be paid for participation in other meetings.

          In addition, each person who becomes a non-employee non-officer director following the 2004 Annual Meeting will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting, beginning with the annual meeting held during 2005.

          In February 2005, the Board of Directors approved the payment of special cash bonuses each in the amount of $100,000 to Messrs. Halstead, Maloney and Whalen for their extraordinary services in assisting the Company during the period the Company was restating its financial statements and while it was responding to related inquiries. The recipient directors abstained from this vote.

          The Board of Directors met eight times during fiscal year 2005. All other actions were approved by unanimous written consent in lieu of formal meeting. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 2005.

Stock Option Activity During 2005

          In May 2005, an option to purchase 25,000 shares was granted to the company’s Executive Vice-President and Chief Financial Officer, James F. Walsh. In July 2005, an option to purchase 50,000 shares was granted to another executive officer.

          On November 18, 2005, we agreed with three executive officers (Arthur Burns, Richard W. Gross and James F. Walsh) upon an arrangement whereby all stock appreciation rights (“SARS”) granted to such executive officers in 2004 in connection with their employment agreements would be voluntarily cancelled. In connection with the cancellation of these SARS, each of these executive officers was granted new stock options pursuant to the Company’s 2004 Stock Option Plan for Executive Officers and Directors with respect to the same number of shares as the cancelled SARS. Pursuant to this arrangement, Mr. Burns was granted options with respect to 150,000 shares of common stock, all of which are vested; Mr. Gross was granted options with respect to 100,000 shares of common stock, all of which are vested; and Mr. Walsh was granted options with respect to 25,000 shares, of which 16,666 are vested, and the remaining 8,334 are scheduled to vest on December 31, 2006. In addition, in connection with the cancellation of the SARS, each of these executive officers became entitled to receive from the Company a cash amount equal to the difference between the $18.77 exercise price of the new stock options and the $14.05 exercise price of the cancelled SARS, multiplied by the number of SARS (vested and unvested) previously held by the executive officer.

          On December 16, 2005, options to purchase 5,000 shares were granted to each of Peter D. Halstead, Clifton H.W. Maloney, Michael S. Mathews, Warren L. Serenbetz, Jr., William J. Shea Jr. and Joseph J. Whalen pursuant to the 2004 Directors Plan.

          In September 2005, former executive Raoul J. Witteveen exercised 500,000 stock options under the terms of the 1993 Stock Option Plan. In accordance with the terms of the 1993 Stock Option Plan, Mr. Witteveen paid the aggregate exercise price for these options by tendering to the Company a total of 284,880 shares of the Company’s common stock he then owned, which under the 1993 Stock Option Plan were valued at their total fair market value based on the market price of the common stock at the date of exercise. In addition, Mr. Witteveen reimbursed the Company in cash for the tax withholding related to the exercise.

          In October 2005, Mr. Witteveen exercised his remaining 640,000 options under the terms of the 1993 Stock Option Plan. In connection with the exercise, Mr. Witteveen remitted payment to the Company for the exercise of the options and an additional sum to pay for his estimated tax withholding.

           None of our executive officers exercised any stock options during 2005.

          The following table provides information concerning stock options granted to the named executive officers during 2005. As described above, all options shown in the table (other than 25,000 of the options granted to Mr. Walsh) were granted in November 2005 in connection with the cancellation of SARS held by these executive officers covering the same number of shares.

Name	Number of Securities Underlying Stock Options Granted	% of Total Stock Options Granted In 2005	Exercise Price	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Arthur L. Burns	150,000	39.5%	$18.77	07/2014	$1,552,265	$3,823,302
Richard W. Gross	100,000	26.3%	$18.77	07/2014	$1,304,843	$2,548,868
James F. Walsh	25,000	6.6%	$18.77	07/2014	$258,711	$637,217
James F. Walsh	25,000	6.6%	$20.38	05/2015	$320,422	$812,012

(1)	In accordance with the rules of the Securities and Exchange Commission, the amounts shown in this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future common stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's common stock, the option holder's continued employment though the option period, and the date on which the options are exercised.

(2)	The exercise price was fixed at the date of the grant and was equal to the fair market value per share of common stock on such date in accordance with the terms of the 2004 Stock Option Plan.

2004 Stock Option Plan For Key Employees and Directors

          Our 2004 Stock Option Plan was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 1.5 million shares of common stock have been reserved for issuance under the 2004 Stock Option Plan. Options may be granted under the 2004 Stock Option Plan, in the discretion of the Compensation Committee of the Board of Directors, to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares.

          The 2004 Stock Option Plan is administered by the Compensation Committee, which consists solely of independent directors. The Compensation Committee has the authority, within limitations as set forth in the 2004 Stock Option Plan, to establish rules and regulations concerning the 2004 Stock Option Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Compensation Committee has the right to cancel any outstanding options and to issue new options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the Compensation Committee has the authority, subject to the terms of the 2004 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

          Options are exercisable by the holder subject to terms fixed by the Compensation Committee. An option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six month period following the grant or subsequent to the expiration of the term of an option):

(1)	the holder’s retirement on or after attainment of age 65;

(2)	the holder’s disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merit special consideration.

           Under the 2004 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months, by a cashless method in accordance with procedures that may be established by the Compensation Committee or by such other method as the Compensation Committee may permit from time to time.

          Options granted under the 2004 Stock Option Plan are not transferable except by will or the laws of descent and distribution. However, the Compensation Committee may, in its discretion, authorize a transfer of any option (other than an incentive stock option), by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a corporation or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Compensation Committee may permit; provided, however, that subsequent transfers of such option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates employment with us and all subsidiaries or ceases to serve as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option.

          All options held by an option holder will terminate immediately if the termination is for cause, including but not limited to violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or within six months of disability or twelve months of death. Shares subject to options granted under the 2004 Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants.

          The 2004 Stock Option Plan may be terminated and may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under the 2004 Stock Option Plan or under options granted to any individual during any calendar year, or changing the class of persons who are eligible to receive options, will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the 2004 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof (except as described below). The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option. In addition, the Compensation Committee or the Board of Directors may amend the 2004 Stock Option Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law changes which are not consistent with the purpose and intended tax treatment of the 2004 Stock Option Plan and the options as previously in effect.

As of December 31, 2005, a total of 350,000 options, 274,999 of which are exercisable, were held by 4 persons under the 2004 Stock Option Plan.

          Previously, we maintained a 1993 Stock Option Plan for Executive Officers and Directors, which is discussed below.

1993 Stock Option Plan For Executive Officers and Directors of Interpool, Inc.

          No options may be granted under the 1993 Stock Option Plan more than 10 years after the adoption of the Stock Option Plan, which period expired in March 2003. Our 1993 Stock Option Plan for Executive Officers and Directors of Interpool, Inc. was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock were reserved for issuance under the 1993 Stock Option Plan. Options could have been granted under the 1993 Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they were employees. As of December 31, 2005, 2,663,063 options were issued and outstanding under the 1993 Stock Option Plan, all of which are exercisable by 15 persons.

          Effective January 1, 2004 the Compensation Committee began to administer the 1993 Stock Option Plan. During 2003, the 1993 Stock Option Plan was administered by a committee of the Board of Directors consisting of Martin Tuchman and Peter Halstead, Directors.

          The 1993 Stock Option Plan does not require that the members of the Compensation Committee be “disinterested persons” within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The Compensation Committee has the authority, within limitations as set forth in the 1993 Stock Option Plan, to establish rules and regulations concerning the 1993 Stock Option Plan. In addition, the Compensation Committee has the authority, subject to the terms of the 1993 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options are exercisable by the holder subject to terms fixed by the Compensation Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1)	the holder’s retirement on or after attainment of age 65;

(2)	the holder’s disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merit special consideration.

           Under the 1993 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to non-qualified stock options and subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

          Options granted under the 1993 Stock Option Plan are non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or ceases to serve as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, except that the option holder has until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death.

          The 1993 Stock Option Plan may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the 1993 Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such modification or amendment of the 1993 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder.

2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors

          Our 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the “2004 Directors Plan”) was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. The exercise price per share is the fair market value of our common stock on the grant date. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date. In the event of disability or death of a director, the option must be exercised prior to the expiration of the term of the option and within six months of the option holder’s disability or within twelve months of the option holder’s death. In the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

          The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and served as a member of our Board of Directors following the annual meeting held during 2004 received a grant of options for 15,000 shares of common stock on the business day following our annual meeting held in 2004. In addition, each person who becomes a non-employee non-officer director following the annual meeting held during 2004 will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each annual meeting, beginning with the annual meeting held during 2005.

           Under the 2004 Directors Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months, by a cashless method through a registered broker-dealer or by such other method as the Board of Directors may permit from time to time.

          The 2004 Directors Plan is administered by the Board of Directors. Options granted under the 2004 Directors Plan are not transferable except by will or the laws of descent and distribution. However, the Board of Directors may, in its discretion, authorize a transfer of any option, by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a company or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Board of Directors may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of service to exercise the option.

          The 2004 Directors Plan may be terminated and may be modified or amended by the Board of Directors at any time; provided, however, that any amendment by the Board of Directors which would require stockholder approval (pursuant to the rules of any exchange on which the shares are traded) shall be subject to such stockholder approval. The Board of Directors may amend the 2004 Directors Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law charges which are not consistent with the purpose and intended tax treatment of the 2004 Directors Plan and options previously in effect.

          As of December 31, 2005, a total of 120,000 options, 30,000 of which are exercisable, were held by 6 persons under the 2004 Directors Plan.

           Previously, we maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, which is discussed below.

1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, (the “1993 Directors Plan”) was adopted by our Board of Directors and approved by the stockholders in March 1993. The 1993 Directors Plan provided for the automatic grant of 15,000 non-qualified options to non-employee, non-consultant directors at the time the director first joined the Board. The 1993 Directors Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share was the fair market value of our common stock on the grant date. The options granted pursuant to the 1993 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors Plan expire ten years from their grant date, except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

           Under the 1993 Directors Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

           Effective January 1, 2004, the 1993 Directors Plan formerly administered by the Stock Option Committee, began to be administered by the Compensation Committee.

           Pursuant to the 1993 Directors Plan, an option to purchase 15,000 shares of common stock was granted to each of Peter D. Halstead in June 1994, Joseph J. Whalen in April 1996 and Clifton H.W. Maloney in February 2000. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vested six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

          As of December 31, 2005, a total of 45,000 options were issued and outstanding under the 1993 Directors Plan. These options were held by three directors and all are exercisable.

401(k) Plan

          We have adopted a deferred savings plan which is intended to qualify under Section 401(k) of the Code. All our employees who are based in the United States are eligible to participate in the 401(k) Plan. Each participant may elect to contribute up to 6% of such participant’s compensation on a pre-tax basis for which the Company makes matching contributions equal to 75% of the participant’s contribution. In addition, participants can elect to make additional unmatched contributions to the 401(k) Plan up to an additional 9% of the participant’s compensation. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant’s account are distributed to the participant at the earliest of (1) the termination of his or her employment with us, (2) a requested withdrawal after age 59 1/2 or upon evidence of disability or (3) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until the amounts are distributed to the employee, and all matching contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Compensation Committee Interlocks and Insider Participation

           Members of the compensation committee for 2005 were Messrs. Halstead (Chairman), Shea and Serenbetz. None of the members of the compensation committee was, during 2005, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure in this proxy statement under the heading “Certain Relationships and Related Transactions.” None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as member(s) of the Company’s board of directors or compensation committee.

Employment Agreements With Named Executive Officers

          We have an employment agreement with Martin Tuchman which currently expires on December 31, 2012, except that on each January 1, the expiration date is automatically extended for an additional year unless we or Mr. Tuchman give written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

          As compensation for the services to be rendered under his employment agreement, Mr. Tuchman will be paid an annual base salary of $1,039,464 in 2006. The base salary under the employment agreement increases by a minimum of 5% each year. In addition, Mr. Tuchman is entitled to receive an annual bonus equal to 2% of the amount of any increase in our net income during the year from its net income during the preceding year.

          As described below, Mr. Tuchman is entitled, under the terms of his employment agreement and under the bonus plan approved by our Compensation Committee in 2000, to receive a performance bonus each year based upon several factors, including the amount of any increase in our net income over the previous year’s net income and, if applicable, for any increase over the highest net income previously reported by the Company. Because our 2004 net income was lower than our net income in 2003, Mr. Tuchman did not earn a bonus for 2004 based upon these measures. The Compensation Committee noted, however, that our 2004 net income was adversely affected by a non-cash expense in the amount of $49,222,339 resulting from an increase during the fourth quarter of 2004 in the fair value of our common stock purchase warrants issued in September 2004, and that without this expense our 2004 net income would have been $57,650,843, representing the highest net income ever reported by the Company. It also noted that, when all accounting conditions are met by the Company, the valuation of these warrants will be reclassified to equity without affecting net income, the measurement used to compensate Mr. Tuchman under the plans discussed above. Although this expense was required by generally accepted accounting principles, the members of the Compensation Committee concluded that Mr. Tuchman should receive a discretionary bonus reflecting Interpool’s profitable operations and other accomplishments during 2004, notwithstanding the adverse effect on net income of the non-cash expense relating to the warrants. Accordingly, the Compensation Committee agreed to pay Mr. Tuchman a discretionary bonus for 2004 in the amount of $1,861,025, which represented the amount of the additional bonuses to which Mr. Tuchman would have been entitled under the terms of his employment agreement and under his bonus plan if our 2004 net income had not been adversely affected by the warrant expense. This discretionary bonus, together with a bonus in the amount of $406,467 which Mr. Tuchman earned for 2004 under the terms of the bonus plan based upon increases in the market price of Interpool’s common stock during 2004, was paid to Mr. Tuchman in cash during the first quarter of 2005. The Compensation Committee and Mr. Tuchman also agreed that Mr. Tuchman’s eligibility in 2005 and thereafter for bonuses based on any future increases in our net income will be measured against adjusted net income for 2004 of $57,650,843. In addition, because no bonus had been paid to Mr. Tuchman for 2003, during 2004 the Compensation Committee awarded Mr. Tuchman an additional discretionary bonus of $350,000 in recognition of Mr. Tuchman’s efforts on the Company’s behalf during 2003 and 2004.

          Mr. Tuchman’s employment agreement (1) includes a non-competition provision; (2) provides that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (3) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman may also be entitled to receive incentive bonuses as determined by our Compensation Committee.

          In addition to the compensation (including bonuses) provided for under his employment agreement, as more fully described above, Mr. Tuchman also receives bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income over the highest previous year; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Tuchman received additional bonuses for 2005, 2004 and 2003 in amounts of $1,810,550, $406,467, and $751,041, respectively.

           Increase in Net Income: To the extent that our net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to our Chief Executive Officer. No bonus was paid to Mr. Tuchman in respect to this performance measure for 2005, 2004, or 2003.

           Investment Grade Rating: Our Chief Executive Officer is entitled to a bonus of $100,000 for each year in which we maintain an investment grade debt rating by either Moody’s or Standard and Poor’s at year-end. No bonus under this performance measure was awarded in 2005, 2004 or 2003.

           Increased Stock Price: To the extent our average stock price for a year exceeds the highest average stock price for any prior year, our Chief Executive Officer will receive a bonus in the amount of 1.5% of the increase in our average aggregate market capitalization (the product of the increase in the average stock price times the weighted average of outstanding shares plus the dilutive effect of options). Because our 2005 average stock price exceeded the previous “high water mark,” a bonus in the amount of $1,810,550 was awarded to Mr. Tuchman for 2005 under this performance measure. Because our 2004 average stock price exceeded the previous “high water mark,” a bonus in the amount of $406,467 was awarded to Mr. Tuchman for 2004 under this performance measure. No bonus under this performance measure was awarded in 2003.

          We have entered into an employment agreement with Arthur L. Burns, Executive Vice President, General Counsel and Director of the Company. Mr. Burns’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 16, 2006, except that on October 17, 2006 and on each three year anniversary of such date, the term shall be automatically extended for an additional three year period, unless the Company or Mr. Burns shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2005, Mr. Burns was paid an annual base salary of $393,750, participated in all Company fringe benefits programs, and was entitled to receive a target bonus in the amount of $125,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing as of January 1, 2005 and on each subsequent January 1, Mr. Burns’s salary and target bonus shall be either maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Burns is reimbursed for all transition expenses through June 30, 2005 and will receive up to $100,000 in transition expenses thereafter in lieu of relocation expenses should he elect not to relocate. In the event that the Company terminates the employment agreement during the term for any reason other than cause or disability or elects not to renew Mr. Burns’s employment agreement or if Mr. Burns terminates the employment agreement for good reason (which, as defined in the employment agreement, would include a change of control of the Company), Mr. Burns is entitled to a severance payment in an amount equal to 36 months of his then current base salary and target bonus and continued paid participation in all health, life and disability insurance programs offered by the Company to all employees. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations shall expire no earlier than 36 months following the change of control. In addition, the Company granted Mr. Burns stock appreciation rights to 150,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Burns would have been entitled to receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vested as of January 15, 2005. In November 2005 the Company exercised its right to substitute common stock options under the same terms and conditions of the stock appreciation rights and agreed to pay Mr. Burns an amount equal to the difference between the common stock closing price on November 18, 2005 and the grant price of the stock appreciation rights. The common stock options are exercisable by Mr. Burns at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Burns (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Burns for good reason) or June 30, 2014. Upon the termination of the employment agreement and payment of the severance payment, Mr. Burns has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          We have entered into an employment agreement with James F. Walsh, Executive Vice President and Chief Financial Officer of the Company. Mr. Walsh’s employment agreement dated July 1, 2004, as amended in July 2005, currently expires on November 16, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Walsh shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2005, Mr. Walsh was paid an annual base salary of $315,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $165,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing as of January 1, 2005 and on each subsequent anniversary date, Mr. Walsh’s salary and target bonus shall either be maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Walsh is reimbursed for all transition expenses in lieu of relocation expenses should he elect not to relocate. In addition, the Company granted Mr. Walsh stock appreciation rights to 25,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Walsh would have been entitled to receive an amount equal to any appreciation in the Company’s common stock market value. In November 2005 the Company exercised its right to substitute common stock options under the same terms and conditions of the stock appreciation rights and agreed to pay Mr. Walsh an amount equal to the difference between the common stock closing price on November 18, 2005 and the grant price of the stock appreciation rights. The common stock options, of which 16,666 are vested, and the remaining 8,334 are scheduled to vest on December 31, 2006, are exercisable by Mr. Walsh at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Walsh (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Walsh for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Walsh for good reason, Mr. Walsh shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Walsh’s employment agreement following a change in control, Mr. Walsh is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Walsh has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          We have entered into an employment agreement with Richard W. Gross, Executive Vice President of the Company and Chief Operating Officer of Interpool Limited. Mr. Gross’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 14, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Gross shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2005, Mr. Gross was paid an annual base salary of $315,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $160,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent anniversary date, Mr. Gross’s salary and target bonus is either maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Gross stock appreciation rights to 100,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Gross would have been entitled to receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vested as of October 15, 2005. In November 2005 the Company exercised its right to substitute common stock options under the same terms and conditions of the stock appreciation rights and agreed to pay Mr. Gross an amount equal to the difference between the common stock closing price on November 18, 2005 and the grant price of the stock appreciation rights. The common stock options are exercisable by Mr. Gross at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Gross (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Gross for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Gross for good reason, Mr. Gross shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and 24 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement including severance obligations shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Gross’s employment agreement following a change in control, Mr. Gross is entitled to a severance payment equal to his then current salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Gross has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          In October 2004, we entered into an employment agreement with Herbert Mertz, Executive Vice President of the Company and Chief Operating Officer of Trac Lease for the period commencing on January 1, 2005 and expiring on December 31, 2005. During 2005 Mr. Mertz was paid an annual base salary of $288,750, participated in all Company related fringe benefit programs and earned a bonus in the amount of $375,000 for the successful completion of performance objectives. In July 2005, Mr. Mertz’s employment agreement was extended for an additional one year term which commenced on January 1, 2006 and will expire on December 31, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Mertz shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2006, Mr. Mertz will be paid an annual base salary of $300,000, participate in all Company related fringe benefit programs, and receive a target bonus in the amount of $160,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2007 and on each subsequent anniversary date, Mr. Mertz’s salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Mertz 50,000 common stock options, pursuant to the Company’s 2004 Stock Option Plan for Executive officers, vesting in installments through 2007. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Mertz’s employment agreement following a change in control, Mr. Mertz is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Mertz has agreed not to compete with the Company, directly or indirectly, for a period of two years.

Employment Contracts with Former Executives

          We entered into an employment agreement with Raoul J. Witteveen, our former President and Chief Operating Officer dated as of January 1, 1992, as amended and restated. As of January 1, 2003, the new expiration date of Mr. Witteveen’s Employment Agreement was extended to December 31, 2010. Under the terms of his employment agreement, on each January 1, the expiration date of the employment agreement was automatically extended for an additional year unless we or the employee party to such employment agreement gave written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date was required to be delivered not less than six months prior to the next occurring January 1. Mr. Witteveen’s Employment Agreement was terminated on October 9, 2003 and we entered into a separation agreement as described below.

          As compensation for the services rendered under the employment agreement, for 2003 Mr. Witteveen was paid an annual base salary of $632,835.

          In addition to the compensation (including bonuses) provided for under his employment agreement, Mr. Witteveen also received bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income; and (3) maintaining an investment grade debt rating.

          In January 2002, we entered into an employment agreement with Mitchell I. Gordon, our former Chief Financial Officer and Executive Vice President. Under the terms of the Employment Agreement, Mr. Gordon was paid an annual base salary of $250,000 and was entitled to receive performance based and discretionary bonuses as determined by the Compensation Committee. The term of the Employment Agreement was scheduled to expire on December 31, 2003 except that on or before June 30, 2003, we were required to either notify Mr. Gordon of our intention not to renew his Employment Agreement or provide the terms under which we will offer a new agreement. The Employment Agreement (i) included a non-competition provision; (ii) provided that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for the remainder of the term and; (iii) provided for participation in all Company medical and dental insurance plans. Mr. Gordon’s Employment Agreement was terminated on July 17, 2003 in connection with the separation agreement that we entered into with Mr. Gordon as described below.

Separation Agreements

          On July 17, 2003, Mitchell I. Gordon, who had been our Executive Vice President and Chief Financial Officer, resigned as an employee and officer of the Company. Pursuant to his resignation, we entered into a separation agreement under which Mr. Gordon received a payment of $200,000 (his accrued bonus for 2003) and an additional payment of $800,000 and over the subsequent four years will receive other payments totaling an additional $3,200,000. In the event of a change of control of the Company these payment obligations would accelerate. In accordance with the terms of the separation agreement, Mr. Gordon will continue to receive certain benefits over the subsequent five years including health, life, disability and accident insurance as well as a car allowance, at the same cost to Mr. Gordon as if Mr. Gordon had continued to be an executive officer of the Company. Mr. Gordon also is provided an office allowance. The cost to us of these continued benefits to the former executive will amount to approximately $107,000. The separation agreement provided for the immediate vesting of Mr. Gordon’s stock options. Under the separation agreement, Mr. Gordon agreed to provide certain consulting services to us. In October 2003, Mr. Gordon resigned from his positions as a director of the Company and its affiliates. In connection with Mr. Gordon’s separation agreement, Mr. Gordon’s prior employment agreement (which would have continued until December 31, 2003) was terminated and each of the Company and Mr. Gordon relinquished certain rights thereunder.

          On October 9, 2003, Raoul Witteveen, who had served as our President and Chief Operating Officer, resigned as an employee, officer and director of the Company and its affiliates. At the time of his resignation, we and Mr. Witteveen reached an understanding regarding the severance and other principal terms that would be set forth in a separation agreement to be entered into between us and Mr. Witteveen. Under the terms agreed upon, Mr. Witteveen received an amount equal to his full 2003 annual base salary ($632,835) for each year through October 9, 2005 as well as health, life, disability and accident insurance and reimbursements through the same date. Mr. Witteveen was provided with an office allowance, an allowance for an executive assistant, and an automobile allowance, in each case through October 9, 2004. The cost to us of these continued benefits to the former executive was approximately $211,000. It was also agreed that Mr. Witteveen’s outstanding stock options, all of which were fully vested as of the date of his resignation, would be exercisable until October 9, 2005, and that Mr. Witteveen’s future sale of common stock would be subject to certain volume restrictions and a right of first refusal on the part of Interpool and its affiliates. As part of the separation agreement, Mr. Witteveen agreed not to engage in a competing business, either directly or indirectly, for a period of two years from his resignation date. In connection with Mr. Witteveen’s separation agreement, Mr. Witteveen’s prior employment agreement (which would have continued until 2010) was terminated and Mr. Witteveen relinquished his rights thereunder. A definitive separation agreement incorporating these terms was executed on August 10, 2004.

          In January 2005, in response to a recent change in United States tax laws potentially affecting future payments to be made to Mr. Witteveen under his separation agreement, we and Mr. Witteveen entered into a modification to his separation agreement pursuant to which, in lieu of the remaining monthly payments through October 2005 and other amounts to which Mr. Witteveen would have been entitled under his original separation agreement, we paid him a lump sum of $467,473. To secure the performance of his future obligations to us under the separation agreement, Mr. Witteveen pledged to us a total of 22,114 shares of our common stock (having a market value at that time of approximately $520,000). Such pledged shares were released to Mr. Witteveen in installments through October 2005, based on his continued compliance with his obligations under the modified separation agreement.

Deferred Bonus Plan

          In November 2002, our Board of Directors approved a Deferred Bonus Plan under which employees of Interpool and our affiliates who received discretionary year-end bonuses of greater than $50,000 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Bonus stock awards under this plan vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee would forfeit any unvested portion of any bonus stock award. The number of shares covered by any bonus stock award was determined based upon a 10% discount from the market price of Interpool common stock at year-end, except that the discount was 30% for any bonus stock awards that vest over ten years. Under the Plan, each employee granted a bonus stock award has the right to require us to purchase from the employee a total number of shares equal to the number covered by the bonus stock award.

          On January 2, 2003, the Company granted to 12 eligible employees 139,067 shares of restricted stock that had a fair value of $16.83 per share at the grant date, 4,641 of which vest over a five year period, 74,019 vest over a ten year period and 60,407 were forfeited. During the fourth quarter 2003, in accordance with the terms of the separation agreement with the Company’s previous President and Chief Operating Officer, 60,407 unvested shares were forfeited.

          On January 2, 2004, the Company granted to 17 eligible employees 27,259 shares of restricted stock that had a fair value of $13.60 per share at the grant date, 7,301 of which vest over a five year period and 19,958 vest over a ten year period. During the first quarter 2004, our Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus including 60,407 unvested shares of restricted stock.

          In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously issued under the Deferred Bonus Plan will continue to be subject to the terms of the Deferred Bonus Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

Rule 10b5-1 Trading Plans

          In March 2005, Mr. Tuchman, our Chief Executive Officer, adopted a personal trading plan as part of a long-term strategy for asset diversification and liquidity, in accordance with the Securities and Exchange Commission’s Rule 10b5-1. Under the plan, up to 153,000 shares of common stock owned by Mr. Tuchman were eligible for sale systematically at market prices on sale dates beginning April 18, 2005 in daily amounts predetermined by the plan. Under the plan, which terminated on April 20, 2006, Mr. Tuchman sold an aggregate of 72,200 shares.

           Rule 10b5-1 allows officers and directors, at a time when they are not in possession of material non-public information, to adopt written plans to sell shares on a regular basis under pre-arranged terms, regardless of any subsequent non-public information they may receive. Sales of shares by Mr. Tuchman pursuant to the terms of the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Chassis Holding I, LLC

          The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie, President of Trac Lease and Graham K. Owen, Senior Vice President of Trac Lease has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2.6 million through June 30, 2001.

           Effective as of July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I, LLC, in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by us in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement, which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $3.1 million, $3.1 million, and $2.9 million for 2005, 2004 and 2003, respectively, are included in minority interest expense in the accompanying consolidated statement of income.

           During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The loan bore interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection with this loan, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt to us of $13.4 million, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

          At the time of the restructuring in 2001, the members of the Board of Directors unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, were beneficial and fair to Interpool.

The Ivy Group Guarantee of PCR Line of Credit

          In connection with the sale of a majority owned subsidiary, Personal Computer Rental Corporation (“PCR”), in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee a pre-existing line of credit between PCR and Yardville National Bank in the amount of $3,000,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR’s line of credit with Yardville National Bank was reduced to $1,666,000 in March 2002 and later increased to $2,000,000 in September 2002. Advances amounting to $1,983,134 and $698,000 in 2002 and 2003, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR were considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and were expensed by the Company in 2002 and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983,134 have been included in additional paid-in-capital. The remaining payments made in 2003 of $698,000 have been included in accounts payable and accrued expenses at December 31, 2002 and were reclassified to additional paid-in-capital in the period when the payments were made.

Eurochassis L.P. Transactions

           Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and a major stockholder, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease, a subsidiary of Interpool. Annual lease expense amounted to $78,000, $86,000, and $91,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The annual lease term renews automatically unless cancelled or renewed upon renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

Radcliff Consultation Services Agreement

          We entered into a Consultation Services Agreement with Radcliff Group, Inc. dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff Group appointed Warren L. Serenbetz, a stockholder and director of the Company through December 15, 2004, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, following such termination Radcliff Group remained entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse of all health related costs and expenses that were not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans through December 2007.

Bank Loans

          In April 2003 and August 2003 we borrowed $16,000,000 and $7,000,000, respectively, from Yardville National Bank, a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors. The term of the $16,000,000 loan was three years. Thirty-four fixed monthly principal payments of $250,000 commencing May 25, 2003 were due with a final principal payment of $7,500,000 due on March 25, 2006. Interest, at an initial rate of 4.25%, was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

          The term of the $7,000,000 loan was five years. Fifty-nine fixed monthly principal payments of $75,000 commencing September 7, 2003 were due with a final principal payment of $2,575,000 due on August 7, 2008. Interest, at an initial rate of 4% was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

          In September 2000, Yardville National Bank provided a revolving line of credit to the Company. The line of credit was initially $9,750,000 and was secured by equipment and the related leases. The interest rate was Yardville National Bank’s base interest rate minus 0.5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

          In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms’-length transaction with an unrelated third party.

          In addition to our borrowings from Yardville National Bank, beginning in May 2000 Yardville National Bank provided a revolving line of credit to our subsidiary PCR. The line of credit was initially $2,500,000 and was increased to $5,000,000 in July 2000 (upon termination of a similar line of credit provided to our subsidiary Microtech). The interest rate was Yardville National Bank’s base interest rate minus 0.5%. Advances under this line of credit were secured by a first lien on PCR’s business assets. In connection with our sale of our interest in PCR in December 2001, Yardville National Bank released its security interest in PCR’s assets and reduced the amount of the line to $3,000,000. At the same time, we provided a guarantee of this line of credit on PCR’s behalf. In March 2002, the amount of the credit line was further reduced to $1,666,000, the balance then outstanding, and, at our request, Yardville National Bank terminated our guarantee and accepted in lieu thereof a guarantee from certain of our officers and directors. The PCR line of credit was renewed and increased to $2,000,000 in September 2002.

           During November 2004, all outstanding borrowings from Yardville National bank were paid in full.

Fathom Co., LTD Agency Fees

          We paid Fathom Co., LTD (“Fathom”), our local representative in Taiwan, $116,400 for each of the years ended December 31, 2005, 2004 and 2003 to represent us with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited were beneficial and fair to the Company. The arrangement with Fathom was terminated as of February 28, 2006. Effective March 1, 2006, the services previously provided by Fathom were undertaken by a Taiwan branch office of a wholly owned subsidiary of the Company.

REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee continues to play a significant role in furthering corporate goals and objectives and reviewing progress and performance. The Compensation Committee’s objectives in establishing total compensation packages for the Company’s executives are to attract and retain experienced and highly competent executives and to provide incentive and recognition of each individual’s contributions toward achieving corporate objectives, specifically including increasing stockholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salary of the Chief Executive Officer is supplemented by bonuses awarded on the basis of quantifiable measures of performance. Base salaries and discretionary bonuses are paid to the Company’s other executives based on an evaluation of each individual’s contribution to furthering corporate strategies and project participation. The Committee believes that the “hands on” involvement of the Chief Executive Officer and other executive officers in all phases of the Company’s operations contributes significantly to realizing Company objectives.

          The base salary of Mr. Tuchman, the Company’s Chief Executive Officer, is established under his Employment Agreement. Mr. Tuchman’s base salary for 2005 was $989,966, which reflected a 5% increase above the annual base salary for the preceding year, in accordance with the terms of the Employment Agreement. In addition to any discretionary bonus awarded by the Compensation Committee, Mr. Tuchman is entitled under his employment agreement to receive an annual bonus equal to 2% of the amount of any increase in the Company’s net income over its net income for the preceding year. For 2005, a total bonus in the amount of $1,810,550 was paid to Mr. Tuchman, as discussed below.

           Based upon the findings and recommendations of an independent consulting firm retained in 1999 to review the Company’s executive compensation practices and provide industry comparable data including both finance/leasing companies, transportation firms and our direct competitors, the Compensation Committee adopted a formal bonus plan for the Chief Executive Officer effective January 1, 2000, with three measures of incentive bonus performance: 1) increase in stock price; 2) increase in net income; and 3) maintaining an investment grade rating by either Moody’s or Standard and Poor’s. These measures are in addition to the contractual bonus provision contained in the Chief Executive Officer’s employment agreement. In 2005, the Compensation Committee reviewed the existing compensation plan and concluded that these measures of performance continued to reflect the Company’s corporate goals and objectives with respect to compensation to be paid to the Chief Executive Officer. Under the formal plan, Mr. Tuchman would be entitled to a bonus for any year if any of the following were to occur: (i) if the market price of the Company’s common stock in that year were to exceed the previous “high water mark” established (in which event a bonus of 1.5% of any increase in the Company’s average aggregate market capitalization (the product of the increase in the average stock price times the weighted average outstanding shares plus the dilutive effect of stock options) would be paid to Mr. Tuchman and a new high water mark would be established), (ii) if the Company’s net income were to exceed the previous “high water mark” (in which event Mr. Tuchman would receive a bonus equal to 10% of the increase), or (iii) if the Company were to have an Investment Grade rating from either major rating agency, Moody’s or Standard & Poors, at year end (in which event an additional cash bonus of $100,000 would be paid to Mr. Tuchman). On an ongoing basis, once a bonus is paid based upon a stock price or net income, such payments establish new stock price levels and net income levels that must be exceeded in future years in order for a bonus to be paid. (In the event of a stock split the average stock price for bonus purposes will be adjusted.)

           Because the Company’s average stock price in 2005 of $20.82 per share exceeded the previous “high water mark” established in 2004, Mr. Tuchman was paid a bonus in the amount of $1,810,550 for 2005 under this performance measure of the bonus plan. However, because the Company’s 2005 net income did not exceed the “high water mark” of $57,650,843 established in 2004, Mr. Tuchman did not receive any bonus payment for 2005 based upon the Company’s net income under the provisions of either his employment agreement or the bonus plan. In addition, based upon the Company’s debt rating at December 31, 2005, no bonus was awarded to Mr. Tuchman for 2005 under the investment grade rating performance measure of the bonus plan.

Stock Options; Stock Appreciation Rights

           Grants of stock options and stock appreciation rights are considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are linked with long term stockholder value.

          In December 2004 and 2005, options to purchase 15,000 shares and 5,000 shares, respectively, were granted to each of Peter D. Halstead, Clifton H. W. Maloney, Michael S. Mathews, Warren L. Serenbetz, Jr., William J. Shea Jr. and Joseph J. Whalen immediately following the Company’s Annual Meeting of Stockholders, pursuant to the Company’s 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the “2004 Directors Plan”).

           During 2004, the Company granted stock appreciation rights to three executive officers as provided in their employment agreements.

          On November 18, 2005, the Company agreed with three executive officers (Arthur Burns, Richard W. Gross and James F. Walsh) upon an arrangement whereby all stock appreciation rights (“SARS”) granted to such executive officers in 2004 in connection with their employment agreements would be voluntarily cancelled. In connection with the cancellation of these SARS, each of these executive officers was granted new stock options pursuant to the Company’s 2004 Stock Option Plan for Executive Officers and Directors with respect to the same number of shares as the cancelled SARS. Pursuant to this arrangement, Mr. Burns was granted options with respect to 150,000 shares of common stock, all of which are vested; Mr. Gross was granted options with respect to 100,000 shares of common stock, all of which are vested; and Mr. Walsh was granted options with respect to 25,000 shares, of which 16,666 are vested, and the remaining 8,334 are scheduled to vest on December 31, 2006. In addition, in connection with the cancellation of the SARS, each of these executive officers became entitled to receive from the Company a cash amount equal to the difference between the $18.77 exercise price of the new stock options and the $14.05 exercise price of the cancelled SARS, multiplied by the number of SARS (vested and unvested) previously held by the executive officer.

Tax Deductibility of Compensation

          As part of the Omnibus Budget Reconciliation Act of 1993 (the “Act”), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued regulations setting forth exclusions from the Act’s general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but the Committee will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,

Peter D. Halstead
Warren L. Serenbetz, Jr.
William J. Shea

REPORT OF THE AUDIT COMMITTEE

           During 2005, the Audit Committee was comprised of independent directors Peter D. Halstead, Joseph J. Whalen, Clifton H.W. Maloney and Michael S. Mathews. The Audit Committee’s principal functions are to review management’s maintenance of systems of internal control (including compliance with Section 404 of the Sarbanes-Oxley Act of 2002), financial reporting and application of U.S. generally accepted accounting principles. While management has the primary responsibility for the system of internal controls and the financial reporting process and the independent registered public accounting firm has the responsibility to express an opinion on the consolidated financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Audit Committee has the responsibility to monitor and oversee these processes. In addition, the Audit Committee reviewed the scope of the services of our independent registered public accounting firm and may recommend the independent registered public accounting firm for appointment by the Board of Directors. The Audit Committee met eight times in 2005.

          In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company’s independent registered public accounting firm, KPMG LLP, for the fiscal year 2005. KPMG LLP has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under the standards of the Public Company Accounting Oversight Board (United States). The Committee reviewed with the Company’s executive management and the independent registered public accounting firm the overall scope and specific plans for their respective audits, the results of their examinations, their evaluation of the company’s internal controls (including compliance with Section 404 of the Sarbanes-Oxley Act of 2002), and the overall quality of the Company’s accounting and financial reporting. The Committee reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm. Following these actions, the Committee recommended to the Board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

The Audit Committee

Clifton H.W. Maloney
Peter D. Halstead
Michael S. Mathews
Joseph J. Whalen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 15, 2006 by certain beneficial owners, each of the Company’s directors, certain executive officers and all executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares (1)	Options Exercisable Within 60 Days	Percentage Of Class (1)

Officers and Directors:
Martin Tuchman (2)(3)
Arthur L. Burns
Warren L. Serenbetz, Jr. (4)(5)(6)(10)
Peter D. Halstead
Clifton H. W. Maloney
Joseph J. Whalen
William J. Shea, Jr.
Michael S. Mathews
William A. Geoghan (7)
Herbert Mertz (7)
Richard W. Gross (7)
Brian Tracey
James F. Walsh (7)
Christopher N. Fermanis (7)
Hiro Ogawa
Allen M. Olinger (7)
Executive officers and directors as a
group (16 persons, as of March 1, 2006)
Other Stockholders:
Hickory Enterprises, L.P. (8)
165 Signal Hill North
Wilton, CT 06897
Raoul J. Witteveen (9)
   Surinamesttaat 37
   2585 CH The Hague
   The Netherlands
Warren L. Serenbetz (4)(5)(6)(11)
   695 West Street
   Harrison, NY 10528
Paul H. Serenbetz (4)(5)
   12 Howard Avenue
   New Haven, CT 06519
Stuart W. Serenbetz (4)(5)
   Stonebridge Development Corp.
   6 Hickory Drive
   Stamford, CT 06902
Clay R. Serenbetz(4) (5)
   695 West Street
   Harrison, NY 10528
The Chartres Limited Partnership (12)
   c/o Interpool, Inc.
   633 Third Avenue
   New York, NY 10017
Other Stockholders as a group
*Less than 1%	9,247,408 360,008 478,726 72,500 20,000 42,500 5,000 5,000 9,471 59,467 102,664 1,914 25,004 2,144 2,500 1,278 10,435,584 4,472,663 4,427,549 737,142 291,756 292,096 292,646 90,000 10,603,852	2,280,000 246,563 5,000 65,000 20,000 42,500 5,000 5,000 7,500 57,500 100,000 0 24,999 0 0 0 2,859,062 0 0 0 0 0 0 0 0	30.05% 1.25% 1.68% * * * * * * * * * * * * * 33.28% 15.69% 15.54% 2.59% 1.02% 1.02% 1.03% * 37.21%

______________________

(1)	Includes shares subject to options which are exercisable within 60 days. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Herbert Mertz; 50,000; James Walsh, 25,001; Peter D. Halstead, 15,000; Joseph J. Whalen, 15,000; Clifton H. W. Maloney, 15,000; Michael S. Mathews, 15, 000; William J. Shea, Jr., 15,000; Warren L. Serenbetz, Jr., 15,000. Does not include shares which could be issued upon conversion in connection with holdings of the Company's 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren L. Serenbetz and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Peter Halstead 1,000 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard W. Gross 8,000 shares; and Herbert Mertz 2,400 shares.

(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540.

(3)	Includes 6,967,408 shares directly held by Mr. Tuchman; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 46,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,797 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman's wife.

(4)	Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (8) below.

(5)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors.

(6)	At the stockholder meeting on December 15, 2004, Warren L. Serenbetz, Jr. was elected to the Board of Directors. Warren L. Serenbetz, who previously served as a director, did not stand for re-election to the board.

(7)	Includes indirect beneficial ownership of shares held by immediate family members.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership (“Hickory”) was formed. Warren L. Serenbetz contributed shares of the Company's common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company's common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory.

(9)	Includes 3,467,730 shares directly held by Mr. Witteveen; 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights; 1,500 shares of which Mr. Witteveen's wife is the record owner; and 1,989 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(10)	Includes 182,380 shares held by the Radcliff Group, Inc. and 1,200 shares owned by family members.

(11)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company's common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(12)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership (“Chartres”), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

Section 16(a) Beneficial Ownership Reports

           During 2005, Messrs. Geoghan, Gross, Mertz, Tracey, Tuchman, Serenbetz and Walsh each failed to file timely one report on Form 4 in compliance with the prescribed requirements as set forth under Section 16(a) of the Securities Exchange Act of 1934. All of these required reports were subsequently filed. In making this disclosure, we have relied solely on written representations of our directors, officers and more than 10% holders and on a review of copies of reports that have been filed with the Securities and Exchange Commission.

STOCK PERFORMANCE GRkAPH

          The graph below compares our cumulative stockholder returns for the preceding fiscal year with the Standard & Poor’s 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.

ITEM 2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006

          The Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2006. The ratification of the selection of KPMG LLP requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

          As the Company’s independent registered public accounting firm, KMPG LLP provides services relating to the audit of the annual consolidated financial statements included in our Annual Report on Form 10-K, the review of interim financial information included in our quarterly reports on Form 10-Q and consultation services primarily related to tax planning matters.

           Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

           During 2005, there were no disagreements with KPMG LLP on accounting and financial disclosure

Accounting Fees and Services

           Accounting Fees and Services

          In connection with the audit of the 2005 financial statements, we entered into an engagement letter with E&Y which set forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

          The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal year ended December 31 of the year indicated:

	2005	2004
Audit Fees (1)	2,195,000	$2,225,000
Audit Related (2)	283,000	--
Tax Fees	165,800	10,000
Other Fees	--	--
Total Fees	$2,643,888	$2,235,000

_________________

(1) Includes services relating to audit of the annual consolidated financial statements included in our Annual Report on Form 10-K, the review of interim financial information included in our quarterly reports on Form 10-Q and the audit of internal controls over financial reporting.

(2) “Audited Related“ fees include fees paid for the professional services rendered in connection with SEC filings.

          All fees described above under Audit-Related Fees and Tax Fees were approved by our Audit Committee or by the chairman of our Audit Committee.

All Other Fees

           There were no fees billed by our independent registered public accounting firm during the years ended December 31, 2005 and 2004 for products and services, other than the services rendered in connection with the audits of the annual consolidated financial statements and management’s assessment of internal controls over financial reporting included in our Annual Report on Form 10-K, the review of interim financial information included in our quarterly reports on Form 10-Q and services primarily related to consultation on tax planning matters.

Relationship with Independent Registered Public Accounting Firm

          In accordance with policies adopted by our Audit Committee, all non-audit related services to be performed by our independent registered public accounting firm must be approved in advance by our Audit Committee or by the chairman of our Audit Committee. However, no pre-approval is required with respect to the provision of a non-audit service if (i) the aggregate amount of all non-audit services constitutes not more than 5% of the total amount of revenues we have provided to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of our Audit Committee and approved prior to the completion of the audit by our Audit Committee or the chairman of our Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2006.

ITEM 3.	OTHER MATTERS

          As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

          Any proposal of a stockholder intended to be presented at our 2007 Annual Meeting of Stockholders must be received by our Secretary by March 1, 2007, for inclusion in our proxy, notice of meeting and proxy statement relating to the 2007 Annual Meeting.

FINANCIAL REPORTS

           Stockholders who wish to receive our Quarterly Reports on Form 10-Q and to be included on our mailing list may call (609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION

           Stockholders are invited to visit our internet website at www.interpool.com for information throughout the year and links to Edgar filings.

By Order of the Board of Directors

Martin Tuchman Chairman/Chief Executive Officer

INTERPOOL, INC.
211 COLLEGE ROAD EAST
PRINCETON, NEW JERSEY 08540

PROXY—Annual Meeting of Stockholders—June 21, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Martin Tuchman and Arthur L. Burns as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Interpool, Inc. held of record by the undersigned on May 15, 2006, at the Annual Meeting of Stockholders to be held on June 21, 2006 or any adjournment thereof.

1.	ELECTION OF DIRECTORS:	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
          Warren L. Serenbetz, Jr., Joseph J. Whalen, Robert L. Workman

2.	Proposal to ratify the appointment of KPMG LLP as the company’s Independent Public accounting firm of the company for the fiscal year ending December 31, 2006.

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment. (Continued and to be signed on Reverse Side)

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS.

           Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Date Signature Signature, if held jointly